Exhibit 99.1

GAP INC. APPOINTS NEW GLOBAL HEAD OF BANANA REPUBLIC

SAN FRANCISCO - March 14, 2017 - Gap Inc. (NYSE: GPS) today announced the appointment of Mark Breitbard as president and chief executive officer of Banana Republic. Breitbard will report to Art Peck, president and chief executive officer of Gap Inc., and will serve on the company’s senior leadership team. Peck will continue to directly oversee Banana Republic until Breitbard joins the company in early May.

“Mark brings significant retail leadership experience to Gap Inc., along with deep knowledge of the company and our customer,” said Peck. “We know what Banana Republic is capable of, and Mark’s ability to drive transformation and innovation will help revitalize the brand and position it to achieve its long-term potential.”

“I believe there’s tremendous opportunity for Banana Republic to differentiate itself with optimized product and customer experiences,” said Breitbard. “I’m looking forward to working with the Banana Republic team to build the brand for the future.”

Most recently, Breitbard served as chief executive officer at The Gymboree Corporation from 2013 until early 2017. From 2010 to 2013, Breitbard held leadership positions across Gap North America, where he was instrumental in delivering the product-led resurgence of Gap’s North America business. He also served as chief merchandising and creative officer of Old Navy from 2009 to early 2010. Previously, Breitbard served in leadership roles at Levi Strauss & Co. and Abercrombie & Fitch.

Breitbard graduated from Vassar College and earned a Master of Business Administration from the Haas School of Business at the University of California, Berkeley.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Gap, Banana Republic, Old Navy, Athleta, and Intermix brands. Fiscal year 2016 net sales were $15.5 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,200 company-operated stores, about 450 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Tina Romani
(415) 427-5264
Investor_relations@gap.com

Media Relations Contact:
Kari Shellhorn
(415) 427-1805
Press@gap.com